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                         REPORT OF INDEPENDENT AUDITORS


The Board of Trustees of
Equity Residential Properties Trust

     We have audited the accompanying combined statement of revenue and certain expenses for certain residential properties (the "1996 Acquired Properties and Probable Properties") described in Note 2 for the year ended December 31, 1995. The combined statement of revenue and certain expenses is the responsibility of the managements of the 1996 Acquired Properties and Probable Properties. Our responsibility is to express an opinion on the combined statement of revenue and certain expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenue and certain expenses. An audit also includes assessing the basis of accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenue and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Equity Residential Properties Trust's Current Report on Form 8-K as described in Note 1, and is not intended to be a complete presentation of the 1996 Acquired Properties and Probable Properties' revenues and expenses.

     In our opinion, the combined statement of revenue and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 1 of the 1996 Acquired Properties and Probable Properties for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                       Ernst & Young LLP


Chicago, Illinois
May 17, 1996

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